Exhibit 28(d)(xlv)
SUBADVISORY AGREEMENT
     This SUBADVISORY AGREEMENT is dated as of March 29, 2010 by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the “Adviser”), and PINEBRIDGE INVESTMENTS, LLC, a Delaware limited liability company (the “Subadviser”).
WITNESSETH:
     WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (“SST”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “SST Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to SST; and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and
     WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (“SAST,” and collectively with SST, the “Trusts”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “SAST Advisory Agreement,” and collectively with the SST Advisory Agreement, the “Advisory Agreements”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to SAST; and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and
     WHEREAS, the Trusts are registered under the Investment Company Act of 1940, as amended (the “Act”), as open-end management investment companies and may issue shares of beneficial interest ( par value $.01 per share in the case of SST), in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and
     WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and
     WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio or portfolios of the Trusts listed on Schedule A attached hereto (the “Portfolio(s)”), and the Subadviser is willing to furnish such services;
     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:
     1. Duties of the Subadviser. (a) The Adviser hereby engages the services of the Subadviser in furtherance of its Advisory Agreements with the Trusts. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of each Portfolio listed on

Schedule A attached hereto. The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trusts are required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trusts concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trusts and in compliance with such policies as the Trustees of the Trusts may from time to time establish and communicate to the Subadviser, and in compliance with (a) the objectives, policies, and limitations for the Portfolio(s) set forth in the Trusts’ current prospectus and statement of additional information as provided to the Subadviser, and (b) applicable laws and regulations.
               The Subadviser represents and warrants to the Adviser that the portion of assets allocated to it of each of the Portfolios set forth in Schedule A will at all times be operated and managed (1) in compliance with all applicable federal and state laws governing its operations and investments; (2) so as not to jeopardize either the treatment of the variable annuity contracts which offer the Portfolio(s) (the “Contracts”) as annuity contracts for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), or the eligibility of the Contracts to qualify for sale to the public in any state where they may otherwise be sold; and (3) to minimize any taxes and/or penalties payable by the Trusts or such Portfolio. Without limiting the foregoing, and subject to Section 9(c) hereof, the Subadviser represents and warrants to the Adviser that all of, or to the extent applicable the portion of, the assets which it manages of the Portfolio(s) set forth in Schedule A will at all times be operated and managed in compliance with (a) all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) applicable provisions of Subchapter M, chapter 1 of the Code (“Subchapter M”) for each Portfolio to be treated as a “regulated investment company” under Subchapter M; (c) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code so as not to jeopardize the treatment of the variable annuity contracts that offer the Portfolios as annuity contracts for purposes of the Code; (d) the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code; (e) the provisions of the 1940 Act and rules adopted thereunder; (f) the objectives, policies, restrictions and limitations for the Portfolios as set forth in the Portfolios’ current prospectus and statement of additional information as most recently provided by the Adviser to the Subadviser; and (g) the policies and procedures as adopted by the Trusts, as most recently provided by the Adviser to the Subadviser. The Subadviser shall furnish information to the Adviser, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code. The Subadviser also represents and warrants that in furnishing services hereunder, the the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trusts, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trusts, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trusts, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the “1933 Act”) and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
               The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.
               (b) The Subadviser agrees: (i) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is satisfactory to the Adviser, and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.
               The Adviser and Subadviser each agree that Subadviser shall manage the portion of the assets of a Portfolio allocated to it as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of this Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Portfolio and qualifications of a Portfolio as a regulated investment company under the Code) with respect to the portion of assets of a Portfolio allocated to Subadviser.
               The Subadviser will assist the Portfolio(s) and its agents in determining whether prices obtained for valuation purposes accurately reflect the prices on the Subadviser’s portfolio records relating to the assets of the Portfolio(s) for which the Subadviser has responsibility at such times as the Adviser shall reasonably request; provided, however, that the parties acknowledge that the Subadviser is not the fund accounting agent for the Portfolio(s) and is not responsible for pricing determinations or calculations and any information provided pursuant to this position by the Subadviser will be provided for information purposes only.
     2. Portfolio Transactions. (a) The Subadviser is responsible for decisions, and is hereby authorized, to buy or sell securities and other investments for a portion of the assets of each Portfolio, broker-dealers and futures commission merchants’ selection, and negotiation of brokerage commission and futures commission merchants’ rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser’s best judgement, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Trustees may determine and, consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser’s having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trusts and their respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trusts such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.
               (b) Notwithstanding Section 2(a) above, for such purposes as obtaining investment research products and services, covering fees and expenses, the Adviser may direct the Subadviser to effect a specific percentage of a Portfolio’s transactions in securities and other investments to certain broker-dealers and futures commission merchants’. In designating the use of a particular broker-dealer or futures commission merchant, the Adviser and Subadviser acknowledge:
(1)	All brokerage transactions are subject to best execution. As such, Subadviser will use its best efforts to direct non-risk commission transactions to a particular broker-dealer or futures commission merchant designated by the Adviser provided that the Subadviser seek to obtain best execution;

(2)	Such direction may result in the Portfolio paying a higher commission, depending upon the Subadviser’s arrangements with the particular broker-dealer or futures commission merchant, or such other factors as market conditions, share values, capabilities of the particular broker-dealer or futures commission merchant, etc.;

(3)	If the Subadviser directs payments of an excessive amount of commissions, the executions may not be accomplished as rapidly. In addition, the Subadviser may forfeit the possible advantage derived from the aggregation of multiple orders as a single “bunched” transaction where the Subadviser would, in some instances, be in a better position to negotiate commissions; and

(4)	The Subadviser does not make commitments to allocate fixed or definite amounts of commissions to brokers. As such the Subadviser may be unable to fulfill the Adviser’s request for direction due to the reasons stated above.
     3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Trusts and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days’ net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser’s fee, the average daily net asset value of a Portfolio shall mean the average daily net assets for which the Subadviser actually provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated. The Adviser and Subadviser acknowledge that the Portfolio will be ultimately responsible for all brokerage commissions, taxes, custodian fees and any other transaction-related fees, but that, for the purposes of this Agreement, as between the Adviser and Subadviser, the Adviser will be responsible for such expenses, and the Adviser authorizes the Subadviser to incur and pay such expenses for the Portfolio, as deemed appropriate by the Subadviser.
     4. Other Services. At the request of the Trusts or the Adviser, the Subadviser in its discretion may make available to the Trusts, office facilities, equipment, personnel and other services in order to facilitate meetings or other similar functions. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trusts or the Adviser at the Subadviser’s cost.
     5. Reports. The Trusts, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trusts as each may reasonably request.
     6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Trusts are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trusts are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trusts in any way or otherwise be deemed an agent of the Trusts.
     7. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trusts pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trusts are the property of the respective Trust and will be surrendered promptly to the respective Trust or the Adviser on request.
               The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, each Trust’s auditors, each Trust or any representative of the Trusts, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trusts.
     8. Reference to the Subadviser. Neither the Trusts nor the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.
     9. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the “Indemnified Parties”) from any liability arising from the Subadviser’s conduct under this Agreement.
               (b) The Subadviser agrees to indemnify and hold harmless the Adviser, its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Adviser, its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser may become subject under the 1933 Act, under other statutes, at common law or otherwise, which may be based upon (i) any wrongful act or breach of this Agreement by the Subadviser, or (ii) any failure by the Subadviser to comply with the representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.
               (c) The Subadviser shall not be liable to the Adviser, its officers, directors, agents, employees, controlling persons, shareholders or to the Trust or to any shareholder of the Trust or to any third party for (i) any acts of the Adviser or any other subadviser to the Portfolio with respect to the portion of the assets of a Portfolio not managed by Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Adviser, including, but not limited to: (A), a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to a Portfolio, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request; and (B) acts of the Subadviser that were made in reasonable reliance upon information provided to it by the Adviser. The Adviser shall indemnify the Indemnified Parties from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Trust and any other subadviser with respect to the portion of a Portfolio’s assets not allocated to the Subadviser and with respect to any other portfolio of the Trust.
     10. Permissible Interests. Trustees and agents of the Trusts are or may be interested in the Subadviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trusts as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trusts in some manner.
     11. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of each Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the respective Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the respective Trust.
               With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or a Trust, by vote of a majority of the respective Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the respective Trust, or by the Adviser, on not less than 30 nor more than 60 days’ written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser and the respective Trust; provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the respective Trust in accordance with the Act, or after six months’ written notice, whichever is earlier. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).
               This Agreement will also terminate in the event that the Advisory Agreement by and between a Trust and the Adviser is terminated.
     12. Severability. This Agreement constitutes the entire Agreement between the parties hereto. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     13. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of each Trust must be obtained in conformity with the requirements of the Act.
     14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.
     15. Personal Liability. The Declarations of Trust establishing each Trust (each, a “Declaration” and collectively, the “Declarations”), are on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with each Declaration, no Trustee, shareholder, officer, employee or agent of the respective Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the respective Trust, but the respective “Trust Property” only shall be liable.
     16. Separate Series. Pursuant to the provisions of the Declarations, each Portfolio is a separate series of each Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the respective Trust as a whole.
     17. Proxy Voting. The Adviser will vote proxies relating to the Portfolios’ securities. The Adviser will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees of each Trust. The Adviser may, on certain non-routine matters, consult with the Subadviser before voting proxies relating to the Portfolios’ securities. The Adviser will instruct the custodian and other parties providing services to the Trusts promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).
     18. Confidentiality. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees of the respective Trust has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the respective Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.
     19. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
Subadviser:	PineBridge Investment Corp. 70 Pine Street New York, NY 10270 Attention:

Adviser: SunAmerica Asset Management Corp. Harborside Financial Center 3200 Plaza 5 Jersey City, NJ 07311 Attention: Gregory N. Bressler Senior Vice President and General Counsel

with a copy to:	AIG Retirement Services, Inc. 1 SunAmerica Center Century City Los Angeles, CA 90067-6022 Attention: Mallary L. Reznik Senior Vice President and General Counsel

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ PETER A. HARBECK Name: Peter A. Harbeck
Title: President and Chief Executive Officer

PINEBRIDGE INVESTMENTS, LLC

By:	/s/ HANS DANIELSSON Name: Hans Danielsson
Title: Senior Managing Director

Schedule A

Fee Rate
(as a percentage of the average daily net
assets the Subadviser manages in the
Portfolio(s)	Portfolio
SST

Multi-Managed Growth Portfolio (Balanced Component)	0.25% on first $200 million
0.20% on the next $300 million
0.15% over $500 million

Multi-Managed Moderate Growth Portfolio (Balanced Component)	0.25% on first $200 million
0.20% on the next $300 million
0.15% over $500 million

Multi-Managed Income Portfolio (Balanced Component)	0.25% on first $200 million
0.20% on the next $300 million
0.15% over $500 million

Multi-Managed Income/Equity Portfolio (Balanced Component)	0.25% on first $200 million
0.20% on the next $300 million
0.15% over $500 million

International Equity	0.15% - first $500 million
0.05% - over $500 million

Diversified Fixed Income-Index Component	U.S. Government Index Component -
U.S. Government Index Component	0.12% first $500 million
Core Bond Component	0.08% over $500 million

Core Bond Component -
0.25% first $200 million
0.20% next $300 million
0.15% over $500 million

SAST

High Yield Bond Portfolio	0.40% on first $50 million
0.30% on next $200 million
0.25% thereafter